EXHIBIT 15
October 25, 2007
Applied Industrial Technologies, Inc.
One Applied Plaza
Euclid Avenue at East 36th Street
Cleveland, Ohio 44115
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Applied Industrial Technologies, Inc. and subsidiaries for the periods ended September 30, 2007 and 2006, as indicated in our report dated October 25, 2007; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, is incorporated by reference in Registration Statement No. 33-53361, 33-53401, 33-65509, 333-83809, 333-69002, 333-124574, 333-138053 and 333-138054 on Forms S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
Yours truly
/s/ Deloitte & Touche LLP